Exhibit 4.8

Execution Version

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of _________ ____, 2024 by and between the undersigned (the “Holder”) and A SPAC I Mini Acquisition Corp., a British Virgin Islands business company (“Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A. A SPAC I Acquisition Corp., a British Virgin Islands business company (the “Parent”), Purchaser, A SPAC I Mini Sub Acquisition Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Purchaser (the “Merger Sub”), NewGenIvf Limited, a Cayman Islands exempted com-pany (the “Company”), and certain other parties entered into the Merger Agreement dated as of February 15, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agree-ment”).

B. Pursuant to the Merger Agreement, Purchaser will become the 100% stockholder of the Company.

C. The Holder is the record and/or beneficial owner of shares of the Company, which will be exchanged for Purchaser Class A Ordinary Shares pursuant to the Merger Agreement.

D. As a condition of, and as a material inducement for Purchaser Parties and the Company to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not directly offer, sell, contract to sell, pledge or otherwise dispose of any of the Lock-up Shares (as defined below), or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of Purchaser.

(b) In furtherance of the foregoing, Purchaser will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Purchaser’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Purchaser’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) For purpose of this Agreement, the “Lock-up Period” shall mean, (i) with respect to the Lock-up Shares other than the Earnout Shares, the period commencing on the Closing Date and ending on the date that is one (1) year thereafter; and (ii) with respect to the Earnout Shares, the period commending on the date of the issuance of such Earnout Shares and ending on the date that is one (1) year thereafter.

The restrictions set forth herein shall not apply to: (1) in the case of a corporation, limited liability company, partnership, trust or other entity, transfers or distributions to the Holder’s current general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers to a corporation, limited liability company, partnership, trust or other entity that is wholly owned, directly or indirectly, by the Holder; (3) transfers by bona fide gift to a member of the Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents), in each case, of such person) or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (4) by virtue of the laws of descent and distribution upon death of the Holder; or (5) pursuant to a qualified domestic relations order, provided that in each case such transferee, distributee or devisee shall agree to be bound in writing by the terms of this Agreement prior to such transfer or disposition.

In addition, after the Closing Date, if there is a Change of Control, then upon the consum-mation of such Change of Control, all Lock-up Shares shall be released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of Purchaser and Purchaser subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of the Purchaser being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of Purchaser with or into a third-party purchaser that results in the inability of the pre-transaction equity holders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company.

2. Early Release.

(a) If after the date that is six (6) months after the Closing Date (in the case of the Lock-up Shares other than the Earnout Shares), the VWAP of the Purchaser Class A Ordinary Shares over any twenty (20) Trading Days within any thirty (30) Trading Day period is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, subdivisions, reorganization, recapitalization and other similar arrangements), 20% of the Lock-up Shares (other than the Earnout Shares) shall be released from this Agreement and no longer be subject to the restrictions set forth herein. For the avoidance of doubt, the early release arrangement contemplated by this Section 2(a) shall not apply for more than once and no more than 20% of the Lock-up Shares (other than the Earnout Shares) shall be released from this Agreement.

(b) If after the date that is six (6) months after the date of the issuance of the relevant Earnout Shares, the VWAP of the Purchaser Class A Ordinary Shares over any twenty (20) Trading Days within any thirty (30) Trading Day period is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, subdivisions, reorganization, recapitalization and other similar arrangements), 20% of such Earnout Shares issued on such issuance date shall be released from this Agreement and no longer be subject to the restrictions set forth herein. For the avoidance of doubt, the early release arrangement con-templated by this Section 2(b) shall not apply for more than once and no more than 20% of such Earnout Shares shall be released from this Agreement.

3. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other party to this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obliga-tions under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

4. Beneficial Ownership. The Holder hereby represents and warrants that, as of the date hereof and immediately prior to the Closing, it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations prom-ulgated thereunder), any shares of capital stock of the Company, Parent or Purchaser, or any economic interest in or derivative of such stock, other than those Securities specified on the signature page hereto. For purposes of this Agreement, “Lock-up Shares” means (i) any Purchaser Ordinary Shares, any Purchaser Ordinary Shares received or issuable upon settlement of restricted share units or the exercise of options or warrants to purchase any Purchaser Ordinary Shares, or any securities convertible into or exercisable or exchangeable for any Purchaser Ordinary Shares, in each case, directly or indirectly held by, or beneficially owned by, the Holder immediately after the Closing, and (ii) any Earnout Shares to the extent issued pur-suant to the Merger Agreement.

5. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

6. Effectiveness. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwith-standing anything to the contrary contained herein, in the event that the Merger Agreement is terminated, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

7. Entire Agreement; Amendment. This Agreement, the Merger Agreement, the Additional Agreements and the other agreements contemplated hereby and thereby, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Any provisions of this Agreement may not be amended, nor may any right hereof be waived, except by an instrument in writing which refers to this Agreement and is signed by each of the parties hereto in the case of an amendment or modification or the party granting the waiver in the case of a waiver.

8. Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service by 4:00PM on a business day, ad-dressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)	If to Purchaser, to:

A SPAC I Mini Acquisition Corp

1/F, Pier 2, Central

Hong Kong, 999077

Attn: Siu Wing Fung, Alfred

Email: alfred.siu@newgenivf.com

Cc: admin@aspac.co

(b)	If to the Holder, to the address set forth on the Holder’s signature page hereto.

9. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

10. Counterparts; Facsimile Signatures. This Agreement may be executed and delivered (in-cluding by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the difference parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

11. Successors and Assigns. This Agreement and the terms, covenants, provisions and condi-tions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Purchaser and its successors and assigns.

12. Severability. If a court or other legal authority determines that any provision that is not of the essence of this Agreement is invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provi-sion, as alike in substance to such invalid provision as is lawful.

13. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

14. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instru-ments and documents, as any other party may reasonably request in order to carry out the intent and ac-complish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

15. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

16. Governing Law; Jurisdiction. The provisions of Article XII (Dispute Resolution) and Sec-tion 14.8 (Governing Law) of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

17. Controlling Agreement. To the extent the terms of this Agreement (as amended, supple-mented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.

18. Specific Performance. The parties agree that irreparable damage for which monetary dam-ages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agree-ment and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equi-table relief on the basis that (i) there is adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agree-ment shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

A SPAC I Mini Acquisition Corp.

By:
Name:
Title:

Signature Page to Lock-up Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER

Siu Wing Fung, Alfred

By:
Name:
Title:

Address: D1, 20/F, Evergreen Villa, 43 Stubbs Road,
Hong Kong
Attn: Siu Wing Fung, Alfred
Email: alfred.siu@newgenivf.com

Fong Hei Yue, Tina

By:
Name:

Address: D1, 20/F, Evergreen Villa, 43 Stubbs Road,
Hong Kong
Attn: Fong Hei Yue, Tina
Email: tinawfong@gmail.com

NUMBER AND TYPE OF SHARES OF THE COM-PANY HELD BY THE HOLDER IMMEIDATELY PRIOR TO THE CLOSING:

494,175 ordinary voting shares

Signature Page to Lock-up Agreement